FORM 3

                    U. S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549



                   INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

           Filed  pursuant to Section  16(a) of the  Securities  Exchange Act of
             1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or
                     Section 30(f) of the Investment Company Act of 1940



                            (Print or Type Responses)


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1.    Name and Address of Reporting Person
       Rossin                     Peter                        C.
===============================================================================
       (Last)                       (First)                 (Middle)

       621 Trotwood Circle
                                    (Street)

       Pittsburgh                      PA                     15241
===============================================================================
       (City)                        (State)                  (Zip)


2.    Date of Event Requiring Statement (Month/Day/Year)

                                     2/28/97
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3.    IRS or Social Security Number of Reporting Person (Voluntary)

                                   ###-##-####
================================================================================

4.    Issuer Name and Ticker or Trading Symbol

                     Carpenter Technology Corporation (CRS)
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5.    Relationship of Reporting Person to Issuer (Check all applicable)

       [ X   ]  Director                   [ X   ]  10% Owner
       [     ]  Officer (give title below) [     ]  Other (specify below)

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6.    If Amendment, Date of Original  (Month/Day/Year)

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7.   Individual or Joint/Group Filing (Check applicable line)

      [ X  ]  Form filed by One Reporting Person

      [    ]  Form filed by More Than One Reporting Person
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

FORM 3 (continued)

                  Table I - Non-Derivative Securities Beneficially Owned
================================================================================
 1.Title of   2. Amount of Securities  3. Ownership Form:  4. Nature of Indirect
   Security       Beneficially Owned      Direct (D) or       Beneficial
   (Instr. 4)      (Instr. 4)             Indirect (I)        Ownership
                                          (Instr. 5)          (Instr. 5)
================================================================================
Common Stock,
$5.00 par value  2,325,650 shares              D
================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

           Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

 1.  Title of Derivative Security (Instr. 4)       2.  Date Exercisable and Expiration Date
                                                       (Month/Day/Year)
                                                  ===========================================
                                                  Date Exercisable      Expiration Date
                                                  ================      =====================
=============================================================================================

                                                                        =====================
Not Applicable
=============================================================================================

                                                                        =====================

=============================================================================================


=============================================================================================


============================================================================================
 3.   Title and Amount of            4.  Conversion    5.  Ownership      6.  Nature of
      Securities Underlying              or Exercise       Form of            Indirect
      Derivative Security                Price of          Derivative         Beneficial
      (Instr. 4)                         Derivative        Security:          Ownership
                                         Security          Direct (D)         (Instr. 5)
=====================================                      or Indirect
      Title        Amount or Number                        (I)
                       of Shares                           (Instr. 5)

===========================================================================================

===========================================================================================

===========================================================================================

Explanation of Responses:

**    Intentional  misstatements or  omissions  of  facts  constitute   Federal
      Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


/s/ C.J. Queenan, Jr.*                                  March 10, 1997
==============================================          ========================
C.J. Queenan, Jr.                                       Date
*as Attorney-in-Fact for Peter C. Rossin

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